Exhibit 10.34

AMENDMENT TO CEC ENTERTAINMENT, INC.

FRANCHISE AGREEMENT

FOR THE STATE OF NORTH DAKOTA

The CEC Entertainment, Inc. Franchise Agreement between                                          (“Franchisee” or “You”) and CEC Entertainment, Inc. (“Franchisor”) dated                              (the “Agreement”) shall be amended by the addition of the following language, which shall be considered an integral part of the Agreement (the “Amendment”):

NORTH DAKOTA LAW MODIFICATIONS

1. The North Dakota Securities Commissioner requires that certain provisions contained in franchise documents be amended to be consistent with North Dakota law, including the North Dakota Franchise Investment Law, North Dakota Century Code Annotated Chapter 51-19, Sections 51-19-01 through 51-19-17 (1993). To the extent that the Agreement contains provisions that are inconsistent with the following, such provisions are hereby amended:

a.	If Franchisee is required in the Agreement to execute a release of claims or to acknowledge facts that would negate or remove from judicial review any statement, misrepresentation or action that would violate the Law, or a rule or order under the Law, such release shall exclude claims arising under the North Dakota Franchise Investment Law, and such acknowledgments shall be void with respect to claims under the Law.

b.	Covenants not to compete during the term of and upon termination or expiration of the Agreement are enforceable only under certain conditions according to North Dakota Law. If the Agreement contains a covenant not to compete that is inconsistent with North Dakota Law, the covenant may be unenforceable.

c.	The Commissioner has held that requiring franchisees to consent to the jurisdiction of courts outside of North Dakota is unfair, unjust or inequitable within the intent of Section 51-19-09 of the North Dakota Franchise Investment Law.

d.	If the Agreement requires that a state’s law, other than the State of North Dakota govern it, to the extent that such law conflicts with the North Dakota Law, North Dakota Law shall control.

e.	If the Agreement requires mediation or arbitration to be conducted in a forum other than the State of North Dakota, the requirement may be unenforceable under the North Dakota Franchise Investment Law. Arbitration involving a franchise purchased in the State of North Dakota must be held either in a location mutually agreed upon prior to the arbitration or if the parties cannot agree on a location, the location shall be determined by the arbitrator.

f.	If the Agreement requires payment of a termination penalty, the requirement may be unenforceable under the North Dakota Franchise Investment Law.

2. Each provision of this Amendment shall be effective only to the extent that the jurisdictional requirements of the North Dakota Franchise Investment Law, with respect to each such provision, are met independent of this Amendment. This Amendment shall have no force or effect if such jurisdictional requirements are not met.

3. As to any state law described in this Amendment that declares void or unenforceable any provision contained in the Franchise Agreement, Franchisor reserves the right to challenge the enforceability of the state law by, among other things, bringing an appropriate legal action or by raising the claim in a legal action or arbitration that you have initiated.

IN WITNESS WHEREOF, the parties hereto have fully executed, sealed and delivered this Amendment to the Agreement on                             , 20    .

FRANCHISOR:	FRANCHISEE:

CEC Entertainment, Inc.

By:	By:
Name:	Name:
Title:	Title:

Witness:	Witness:

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